Exhibit 15.1

Date: July 30, 2026

Prenetics Global Limited

Unit 703-706, K11 Atelier
728 King’s Road, Quarry Bay
Hong Kong

Dear Sir/Madam:

We hereby consent to the use of our name and the summary of our opinion under the headings “Item 3. Key Information—Enforceability of Civil Liabilities,” and “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Securities” included in Prenetics Global Limited’s Amendment No. 2 on Form 20-F/A, amending the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 30, 2026, which amendment will be filed with the SEC in the month of July 2026, and further consent to the incorporation by reference, into Prenetics Global Limited’s registration statements on Form S-8 (File Nos. 333-287017, 333-279019, 333-271552 and 333-267956) pertaining to Prenetics Global Limited’s Share Incentive Plan and the Registration Statements on Form F-3 (File Nos. 333-294765, 333-265284, 333-276538 and 333-288824), of the summary of our opinion under the headings “Item 3. Key Information—Enforceability of Civil Liabilities,” and “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Securities” in the Amendment No. 2 on Form 20-F/A. We also consent to the filing of this consent letter with the SEC as an exhibit to the Amendment No. 2 on Form 20-F/A.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely, /s/ Allbright Law Offices Allbright Law (Hong Kong) Offices LLP